Exhibit 99.1
FOR IMMEDIATE RELEASE
AERT COMPLETES PRIVATE PLACEMENT
Springdale, AR October 29, 2007 — Advanced Environmental Recycling Technologies, Inc. (NASDAQ: AERT), a manufacturer and marketer of composite building materials for exterior applications in building and remodeling homes and for other industrial and commercial building purposes, today announced it has completed a private placement of Series D 8% cumulative convertible preferred stock and accompanying common stock warrants with institutional investors, raising $10,000,000 of gross proceeds. Each share of preferred stock is initially convertible into ten shares of AERT’s common stock at a conversion price of $1.32, subject to adjustment. There are an aggregate 7,575,758 shares of common stock initially issuable upon conversion of the preferred shares. The five-year warrants are initially exercisable into an aggregate of 3,787,880 shares of common stock at a price of $1.38 per share, subject to adjustment. For the first two quarters following the closing of the offering, the company may pay dividends in additional shares of Series D preferred stock. Beginning in the third quarter following the closing, dividends may be paid in cash or in shares of common stock, at the option of the company.
AERT intends to use the net proceeds to repay approximately $3.0 million of outstanding indebtedness, and the balance to implement operating and manufacturing efficiencies designed to improve the Company’s waste plastic recycling processes and allow it to better control its supply costs, for marketing initiatives designed to promote the “green” building, environmentally-conscious features of its products, and for working capital and general corporate purposes.
The convertible preferred stock and warrants, and the underlying common stock into which the preferred stock is convertible and for which the warrants are exercisable, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. AERT has agreed to file a registration statement with the United States Securities and Exchange Commission covering the common shares underlying the Series D preferred stock and warrants sold in the offering no later than thirty days after the closing, and to use its best efforts to have the registration statement declared effective within 120 days of the closing.
Canaccord Adams, Inc., acted as placement agent in connection with the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Advanced Environmental Recycling Technologies, Inc. (AERT) offers commercial and residential decking planks and accessories that include balusters and handrails, exterior door and window components, exterior housing trim and fence boards. The company’s customers include door and window manufacturers, decking customers and building products distributors. Advanced Environmental Recycling Technologies was founded in 1988 and is based in Springdale, Arkansas. The common stock is traded on the NASDAQ Capital Markets Exchange under the symbol AERT.
Forward-looking Statements
This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to AERT’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond AERT’s control, and which may cause AERT’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. AERT assumes no obligation to update the information contained in this news release.

Contact:	Advanced Environmental Recycling Technologies, Inc.
Joe Brooks
Robert Thayer

914 N. Jefferson Street
Springdale, AR 72765
(479) 756-7400
FAX: (479) 756-7410
www.aertinc.com